Exhibit 99.1

NANOSENSORS, INC.

NanoSensors Forms Technical Advisory Board

Santa Clara, California, July 12, 2006 - NanoSensors Inc. (OTCBB: NNSR.OB), a nanotechnology development company that develops instruments and sensors to detect explosives, chemical and biological agents announces today that it has formed a Technical Advisory Board that consists of five experts in the nanotechnology industry. The Company has named these individuals to its advisory board to assist in identifying patented or patent-pending technologies at universities and government laboratories.

The Technical Advisory Board includes Professor David Tomanek of Michigan State University, Professor Evangelyn Alocilja of Michigan State University, Professor Seunghun Hong of Seoul National University, Professor Hee Cheul Choi of Pohang University of Science and Technology (“Postech”) and Dr. Yung Doug Suh of Korea Research Institute of Chemical Technology.

Professor Tomanek is a leading expert in the science of carbon nanotubes. Professor Alocilja’s field of expertise is in biosensors. Professor Hong’s area of focus is in the development and assembly of nanowire-based devices. Professor Choi’s background is in the optimization of sensor related nanotube devices. Dr. Suh is recognized for his outstanding work in the field of characterization of nanotubes and nanodevices.

“We are honored to have this distinguished group of scientists join our Technical Advisory Board. Their combined expertise provides the Company with access to extremely valuable insights and knowledge which we will use to assist us in bringing nanotechnology-based sensor products into the market” said Ted Wong, Chairman and CEO of NanoSensors. “The expertise of this Board is profound and I believe their guidance will be invaluable.”

In addition, the Company also announces that each of the advisory board members has entered into separate two-year consulting agreements with the Company. Under these agreements, the Company has agreed to compensate each board member in the form of a monthly retainer and grant each of them warrants to purchase shares of the Company’s common stock.

About NanoSensors, Inc.

NanoSensors, Inc. was incorporated in December, 2003 and is a nanotechnology development company based in Santa Clara, California. The Company's principal business is the development, manufacturing and marketing of sensors and instruments to detect explosive (X), chemical (C) and biological (B) agents ("XCB"), along with the management of intellectual property derived from there that will enable NanoSensors to create nanoscale devices.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT
Dr. Ted Wong, CEO
(408) 855-0051
tlwongusa@yahoo.com